EXHIBIT 10.1

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of this 1 day of August, 2014 (the “Effective Date”), by and between Graphene Materials Ltd., a company incorporated under the laws of Israel, having a place of business at 3 Yaakov Meridor St., Tel Aviv 6941153, Israel (“Licensor”); and Advance Graphene Ltd., a company incorporated under the laws of Israel, having a place of business at 98 Yigal Alon St., Tel Aviv 67891, Israel (“Licensee”).

The Licensor and the Licensee are also collectively referred to herein as the “Parties,” and each individually as a “Party.”

WHEREAS,

the Licensee desires to receive from the Licensor, and the Licensor wishes to grant to the Licensee, an exclusive, non-sublicensable (subject to the terms herein), non-transferable, worldwide, royalty-bearing license to develop, exploit, utilize and Commercialize the Licensed IP and the Licensed Products, in the Field; and

WHEREAS,	the Parties wish to set forth herein the terms and conditions of their research and economic collaboration;

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	GENERAL

1.1	The preface and Appendices to this Agreement constitute an integral part hereof.

1.2	The headings of the sections and subsections of this Agreement are for convenience and reference purposes only, and shall not be used for the interpretation thereof.

1.3

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and cancels all prior or pre-existing negotiations, declarations, presentations, commitments and agreements, whether written or oral, whether explicit or implied, between the Parties, with respect to such subject matter.

1.4	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include all other genders.

Page 1

1.5	In this Agreement, the following expressions shall have the meanings appearing alongside them, unless the context otherwise requires:

1.5.1

“Affiliate” - shall mean with respect to any Person, any other Person that directly or indirectly, through one or more intermediary Persons, Controls or is Controlled by or is under common Control with such Person.

1.5.2	“Agreement”- shall mean this agreement together with all the appendices and annexes hereto.

1.5.3	“Commercialize (d)” - shall mean to manufacture, have manufactured, market, distribute, sell, lease and/or make any other disposition of Licensed Products.

1.5.4

“Commercially Reasonable Efforts” – shall mean reasonable, diligent, good faith efforts to accomplish a given objective as similar entities would normally use in the ordinary course of business, to accomplish a similar objective under similar circumstances.

1.5.5	“Development Plan” – shall mean the development plan described in Schedule 1.5.5 attached hereto to be undertaken by the Licensee.

1.5.6

“Control” – shall mean the power to direct or manage, either alone or together with others, the affairs of the relevant entity, and/or the beneficial ownership, alone or together with others, of more than fifty percent (50%) of such entity by voting share, equity interest, partnership interests, contract or otherwise, and/or the power to appoint or elect a majority of the members of the board of directors or other managing body of the relevant entity.

1.5.7

“Existing Patents” or “Licensed Patents” – shall mean (a) patent application no. 61/887,469 entitled "A Method for the Large Scale Production of Graphene," filed on October, 7 2013; and (b) all divisions, continuations, continuations-in-part, re-examinations and reissues of the above; and (c) all patents which may be granted pursuant to any of the foregoing patent application.

Page 2

1.5.8

“Exit Event” - shall mean (a) any event of change of Control in the Licensee, such as for example following the sale or issuance of securities of the Licensee, consolidation, merger or reorganization of the Licensee with or into any other entity following which the Licensee’s then current shareholders hold less than 50% of the issued and outstanding share capital of the surviving entity; (b) an IPO; (c) the sale or transfer of all or substantially all of the assets of the Licensee; (d) any dissolution, winding-up or liquidation of the Licensee; and/or (b) any foreclosure by creditors of the Licensee on all or substantially all assets of, or equity interests in the Licensee, all whether voluntarily or involuntarily.

1.5.9

“Exit Income” – shall mean any and all amounts and other rights and/or assets (including securities) actually received by the Licensee and by each of the then-current shareholders in connection with an Exit Event.

1.5.10	“Field” – shall mean the large scale production process of Graphene sheets based on the Licensed IP that uses the production method of exfoliation by Tip Sonication.

1.5.11	“First Commercial Sale” – shall mean the first sale of a Licensed Product by a Licensee Party to a Third Party.

1.5.12

“IPO” – shall mean the closing of a sale of the Licensee’s shares to the public in a bona fide, underwritten, public offering pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, the Israeli Securities Law or similar securities laws of another jurisdiction and the listing of such shares for trading on a recognized stock exchange, or the listing thereof on NASDAQ or another recognized, automated quotation system.

1.5.13

“Initial Research” – shall mean the initial research performed by or on behalf of the Licensor, which shall be limited to research directly related to the Field, and as further detailed in the Development Plan set forth in Schedule 1.5.5 attached hereto.

1.5.14

“Initial Research Results” – shall mean the results of Initial Research, and Intellectual Property embodied therein and Intellectual Property discovered or acquired in the course of the performance of the Initial Research.

Page 3

1.5.15

“Intellectual Property” or “IP” - shall mean any and all intellectual property, whether or not registered or protected by patent rights, including, but not limited to, trade secrets, procedures, protocols, inventions, moral rights, drawings, trademarks, databases, know-how, improvements, discoveries, conceptions, ideas, techniques, designs, products, developments, specifications, methods, drawings, diagrams, models, software programs, data, data analysis, data interpretation, written reports, compounds, compositions, substances, processes, rights relating to the protection of confidential information, information and other results of whatsoever nature and all rights therein and rights associated with works of authorship, including copyright, copyright applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations patent, patent applications, patent rights, database rights, rights in designs and all registrations and applications therefore, rights analogous to those set forth herein and any other proprietary rights relating to intangible property, and all continuations, continuations in part, divisional applications, extensions, and renewals of any of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired, in any part of the world.

1.5.16	“License” - shall mean the license granted under Section 2 below.

1.5.17	“Licensed IP” – shall mean the application (in the Field only) of the Licensed Patents, any Initial Research Results, any know-how and information related thereto, and New IP.

1.5.18

“Licensed Product(s)” - shall mean: (a) any Product the manufacture, use or sale of which without a license from Licensor would infringe upon any Licensed Patent; (b) any Product which embodies, comprises, contains, uses or was developed using the Licensed IP; (c) any Product which embodies, comprises, contains, uses or was developed using Intellectual Property developed independently by the Licensee that is based on the Licensed IP; (d) any Product which embodies, comprises, contains, uses or was developed using Intellectual Property developed independently by the Licensee and "relating to" any of the above Products referenced in Sub-Sections (a) through (c) above; and/or (e) any improvement to any of the foregoing Products referenced in Sub-Sections (a) through (d) above. It is hereby recorded that the phrase "relating to" in this Section 1.5.18 shall mean –dominated by, or, not independent of (the Licensed Patent or the relevant Product, as the case may be).

1.5.19	“Licensee IP” – shall mean any Intellectual Property developed and/or acquired independently by the Licensee, but excluding for the avoidance of doubt any Licensed IP.

1.5.20	“Licensee Parties” – shall mean the Licensee and all Sub licensees (to the extent a Sublicense is approved by the Licensor).

1.5.21

“Net Sales” – shall mean all amounts actually received by the Licensee from a Third Party in connection with the Commercialization of the Licensed IP including all amounts actually received by the Licensee from a Third Party which are generated from sales of Licensed Products; less the following: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery, or use in direct relation to the Licensed Product which is paid by or on behalf of the Licensee; and (d) outbound transportation and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred by the Licensee in connection to the shipment by the Licensee of Licensed Products; provided, however, that

(i)

in any transfer of a Licensed Product between the Licensee and an Affiliate of the Licensee, Net Sales shall be equal to the total amount invoiced by such Affiliate on resale to an independent Third Party purchaser, after deducting the amounts referred to in Sub-Sections (a) through (d) above, to the extent applicable; and

Page 4

1.5.22

(ii) in the event that the Licensee receives non-monetary consideration, or in the case of transactions not at arm’s length with a Third Party, or in the event that the Licensee shall make self-use of a Licensed Product, then in all these events Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. To avoid any doubt, it is clarified that in calculating the amount of Net Sales described above, no deduction shall be made from the gross amounts invoiced by the Licensee in respect of any tax based upon the income of the Licensee, whether paid by the Licensee or withheld by the Third Party at source. “New IP” – shall mean Research Results pertaining to the patent applications contemplated as defined under “Existing Patents” and/or the inventions described and claimed therein, as well as patentable IP and/or new patents filed and/or registered therewith, directly related to the Field. (“New Patents”).

1.5.23	“NIS” – shall mean New Israel Shekels.

1.5.24

“Person” – shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, probate estate, joint venture, unincorporated organization, governmental authority or any other entity.

1.5.25	“Product” – shall mean any product and/or device and/or service, and/or any system containing more than one product/device/ service, and/or any combination of the foregoing.

1.5.26

“Quarter” - shall mean any of the customary fiscal quarters of the calendar year; i.e., the periods from January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31.

1.5.27

“Sublicense” – shall mean any rights granted by the Licensee under the License to Third Parties with respect to the Licensed IP and/or the Licensed Products upon receipt of prior written approval from the Licensor.

1.5.28	“Sublicensee” – shall mean a Third Party to whom the Licensee grants a Sublicense and any Affiliate of such Third Party.

1.5.29

“Sublicensee Net Sales” - shall have the same meaning as “Net Sales” (mutatis mutandis), except that it refers to amounts collected by a Sublicensee from a Third Party in connection with the sale, lease, or any other disposition of Licensed Products by the Sublicensee (as opposed to any amounts collected by the Licensee).

Page 5

1.5.30	“Sublicense Other Income” – shall mean all amounts received by the Licensee from a Sublicensee attributable to the grant of a Sublicense and which are not attributed to Sublicensee Net Sales.

1.5.31	“Sublicense Income” - all amounts actually received by the Licensee from a Sublicensee attributable to the grant of a Sublicense.

In the event that the Licensee receives Sublicense Income in the form of non-cash consideration, the equivalent cash value of such non-cash consideration shall be determined based on the fair market value assuming an arm’s length transaction made in the ordinary course of business.

To avoid any doubt, it is clarified that in calculating the amount of Sublicense Income, no deduction shall be made from the gross amounts invoiced by the Licensee, in respect of any tax based upon the income of the Licensee, whether paid by the Licensee or withheld by the Sublicensee at source.

1.5.32	“Third Party” – shall mean any Person other than the Parties and their respective Affiliates.

1.5.33	“USD” or “$” – shall mean United States dollars.

2.	GRANT OF LICENSE

2.1

Subject to full compliance by the Licensee with all the terms and conditions of this Agreement, Licensor hereby grants to the Licensee, an exclusive, non-sublicensable (unless explicitly authorized in writing by Licensor, such authorization not to be unreasonably denied; however, it is understood and acknowledged by Licensee that a further sublicense is subject to third party consent), non-transferable and non-assignable (unless otherwise permitted pursuant to Section 12 below), worldwide, royalty-bearing license to develop, exploit, utilize and Commercialize the Licensed IP and the Licensed Products in the Field only.

2.2	Other than the rights expressly licensed hereunder to the Licensee, no other rights or interest whatsoever in the Licensed IP are transferred or granted to the Licensee.

Page 6

3.	SUB-LICENSES

3.1

Subject to the terms and conditions of this Section 3 and Licensor’s prior written approval, the Licensee shall be entitled to grant Sublicenses under the License. Such Sublicenses shall in all cases be pursuant to written agreements (each such agreement, a “Sublicense Agreement”) consistent with the terms and conditions of this Agreement.

3.2

Accordingly, any act or omission by any Sublicensee, which are not remedied within 45 (forty-five) days from the date of receipt of written notice by Licensor to the Licensee of such act/omission (including, if necessary the termination of such Sublicense Agreement, in which case any Sublicense rights contemplated thereunder shall return to the Licensee) and which would have constituted a breach of this Agreement by the Licensee had it been the act/omission of the Licensee, shall constitute a breach of this Agreement by the Licensee unless the Licensee has terminated the relevant Sublicense Agreement, and in which case the Licensee shall have no further liabilities in this respect.

4.	CONSIDERATION AND PAYMENT TERMS

4.1	In consideration for the rights granted under this Agreement, the Licensee shall pay the Licensor the following fees and payments:

4.1.1

Annual License Fee. With regard to each of the first three (3) calendar years following the Effective Date the Licensee shall pay Licensor an annual license fee of USD $7,500 (seven thousand five hundred United States Dollars); thereafter, with respect to any calendar year the Company shall pay Licensor an annual license fee of USD $20,000 (twenty thousand) (“Annual License Fee”).

4.1.2	Running Royalties. The Licensee shall pay the Licensor the following amounts of all Net Sales (“Running Royalties”):

(a)	3% of all Net Sales - in respect of sales by the Licensee of Licensed Products which are raw materials, i.e. Graphene;

(b)	4% of all Net Sales - in respect of sales by the Licensee of Licensed Products which are NOT raw materials recorded in Section 4.1.2(a) above of up to an aggregate amount of USD $20 million; or

(c)

5% of all Net Sales - in respect of sales by the Licensee of Licensed Products which are NOT raw materials recorded in Section 4.1.2(b) above exceeding in the aggregate USD $20 million (where such percentage will only be applied to and commencing from the first dollar above USD $20 million).

Page 7

4.1.3

Minimum Royalties. Starting from the calendar year in which an aggregate net amount of USD $50,000 was achieved from sales of Licensed Products (together by all Licensee Parties), or termination of 4 years from the date of Effective Date, the earlier of the foregoing the Licensee shall pay Licensor an annual minimum royalty as follows the Licensee shall pay the Licensor an annual minimum royalty as follows: USD $20,000 (twenty thousand United States Dollars) per year with regard to each of the first 3 calendar years in which minimum royalties are due as above-mentioned (USD $60,000 in the aggregate for all said three years); and USD $35,000 (thirty five thousand) with regard to any year thereafter (all such amounts: “Minimum Annual Royalties”). The Minimum Annual Royalties shall be creditable against the aggregate sum of the Running Royalties paid to the Licensor with respect to that specific calendar year.

4.1.4

Expenses. The Licensee shall pay the Licensor the following amounts: a. For the first year of the initial research and development of the continuous production of graphene sheets as detailed in Schedule 1.5.5, the Licensee will pay the Licensor an amount of $150,000 on August 13, 2014, and $50,000 for each of the subsequent four quarters starting October 1 (the “Initial Research Period”). b. Following the Initial Research Period, for any additional research and development to be performed by the Licensor upon the request of the Licensee necessary in order to complete the Research and Development Plan as detailed and contemplated in Schedule 1.5.5, the Licensor will provide the Licensee with an estimated budget for such activities. This budget will include all mutually agreed upon research and development costs and reasonable overhead costs. Patent Filing and Search, Maintenance and Prosecution Expenses. In addition to the expenses set forth above in Section 4.1.4, the Licensee shall reimburse the Licensor for any and all reasonable costs incurred by the Licensor necessary in the respect of patent filing and Search, maintenance and prosecution of any patents contemplated under the Licensed IP and reasonable overhead costs. In respect hereof, the Licensor will provide the Licensee with at least fourteen (14) days prior notice of its obligation to pay such expenses, where such notice will include an estimate of the amount to be paid. The Licensee shall pay said amount within fourteen (14) days of receiving the notice.

4.1.5	Payments on Sublicense Income. If and when applicable, the parties shall negotiate in good faith the royalties payable by the Licensee to the Licensor with respect to Sublicense Income.

4.2	VAT shall be added to all payments due under this Agreement to the extent required by law.

4.3	All payments due under this Agreement shall be payable in USD. Payment shall be made as follows:

4.3.1	License Fees shall be paid on the first day of the applicable month.

4.3.2

Running Royalties shall be paid by the Licensee to the Licensor no later than thirty (30) days after the end of the Quarter in which the underlying amounts are actually received by the Licensee. Minimum Annual Royalties shall be paid in 4 equal installments no later than fourteen (14) days following the end of each Quarter.

4.3.3	Exit Consideration shall be paid by the Licensee to the Licensor no later than sixty (60) days after the date in which the underlying amounts are actually received by the Licensee and/or Founders.

4.3.4

In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the conversion rate for the foreign currency as published by the Bank of Israel, at the end of the last business day immediately prior to the date in which payment is effected to the Licensor.

Page 8

4.4

Without derogating from the Licensor’s rights hereunder or by law to any other additional remedy or relief, if any payment due to the Licensor under this Agreement is not paid within 60 days after its due date of payment, the overdue monies shall bear monthly interest at the monthly rate of one percent (1%) (calculated over a period of up to twelve (12) months) as of the payment due date until actual payment; provided however that the Licensor shall have first sent written notice of said default in payment.

4.5

Each payment due to the Licensor under this Agreement shall be made by wire transfer to the Licensor’s account in accordance with written instructions as provided from time to time by the Licensor, and shall be net and free of any set-offs, deductions or withholdings, except as set forth in Section 4.6 below.

4.6

If applicable laws require that taxes be withheld from any amounts due to the Licensor under this Agreement, the Licensee shall: (a) deduct these taxes from the remittable amount, (b) pay the taxes to the appropriate tax authority, and (c) promptly deliver to the Licensor a statement including the amount of tax withheld and justification therefore, and such information as may be necessary for tax credit purposes. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings.

4.7

Without derogating from any termination terms set forth herein, the foregoing royalties shall be payable on a country-by-country basis, for the longer of: (a) fifteen years from date of the First Commercial Sale of the Licensed Product in such country, or (b) until the expiration of all the Licensed Patents.

5.	COMPANY REPORTS AND RECORDS

5.1	Reports and Records

5.1.1

Within sixty (60) days after the conclusion of each Quarter, beginning after the earlier of a First Commercial Sale, the Licensee shall deliver to Licensor a report containing the following information:

(a)	the Licensed Products Commercialized by all Licensee Parties in each country for the applicable Quarter;

(b)	the gross amount billed for the Licensed Products Commercialized by all Licensee Parties in each country during the applicable Quarter;

(c)	a calculation of Net Sales for the applicable Quarter in each country, including a list of any and all applicable deductions;

(d)

the amount of Sublicense Income received for the applicable Quarter (including with reference to the amount of Sublicense Other Income and the amount of Sublicense Income attributed to Sublicensee Net Sales);

(e)	the total amount payable to Licensor in USD for the applicable Quarter, together with exchange rates used for conversion, if such rates apply;

(f)	If no amounts are due to Licensor for the relevant Quarter, a corresponding statement shall be added.

5.1.2

Licensee shall maintain complete and accurate records of Licensed Products Commercialized under this Agreement, any amounts payable to the Licensor and/or its Affiliates in relation to the foregoing and all Income received by the Licensee and/or its Affiliates; which records shall contain sufficient information to permit Licensor to confirm the accuracy of any reports or notifications delivered to Licensor under Section 5.1.1 above as well as any payments due to Licensor under this Agreement.

Page 9

5.2	Financial & Technical Audit Rights

5.2.1

Licensor shall have the right, not more than once a year, at Licensor’s expense and by providing the Licensee with prior written notice of at least 30 (thirty) days, to cause an independent, certified public accountant reasonably acceptable to the Licensee, who is bound by a suitable confidentiality arrangement with the Licensee, to audit the Licensee’s relevant records during normal business hours for the purpose of verifying any reports and payments delivered under this Agreement and/or its performance.

5.2.2	The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit as well as interest in accordance with Section 4.4 above.

5.2.3

Notwithstanding the aforementioned and without derogating from Licensor’s rights hereunder or by law to any other additional remedy or relief, in the event that such an audit reveals an underpayment to Licensor by more than five percent (5%), the Licensee shall pay all costs of such audit. In addition, if an audit reveals an underpayment to Licensor by more than ten percent (10%), then with respect to any such audit the Licensee shall also pay to Licensor liquidated damages of twenty five percent (25%) of the outstanding sums; it being noted that such liquidation damages shall not be due for the first audit in which such (10%) underpayment was revealed.

6.	DEVELOPMENT AND COMMERCIALIZATION

6.1

The Licensee undertakes, at its own expense, to carry out the Licensee Development Plan as detailed in Schedule 1.5.5, and which may be reasonably amended by the Licensee from time to time - and all other steps and actions necessary in order to Commercialize the Licensed Products.

6.2

Without derogating from the provisions of Section 6.1 above, the Licensee shall exert Commercially Reasonable Efforts to develop and to introduce the Licensed Products into the commercial markets as soon as practicable and thereafter, until the expiration of this Agreement, to make all Commercially Reasonable Efforts and endeavors to keep the Licensed Products reasonably available to the public.

6.3

The Licensee shall provide the Licensor with annual written reports, which shall detail the development results and other related work performed by the Licensee during the twelve months prior to the report. Such report shall also set forth a general assessment regarding the development of the Licensed Product and the marketing thereof. Notwithstanding the above, during the first 24 months as of the Effective Date, the reports subject of this Section 6.3 shall be provided on a semi-annual basis (i.e. once every six months commencing on the Effective Date) and the Parties shall in good faith discuss such reports and future actions of the Licensee, and the Licensee shall take into reasonable consideration the reasonable suggestions of Licensor, as shall be communicated during such good faith discussions.

6.4

The Licensee shall submit to Licensor a written notice with regard to the First Commercial Sale within thirty (30) days thereafter specifying its date, the country in which such sale took place and the type of Licensed Product sold. The Licensee shall also submit to the Licensor a written notice with regard to the first achievement of an aggregated annual amount of USD $50,000 from sales of Licensed Products (together by all Licensee Parties), within thirty (30) days from the date of such achievement.

Page 10

7.	TITLE TO IP

7.1

All rights, title and interest in and to the Licensed IP (including without limitation the Initial Research Results and New IP), and to any improvements, modifications, enhancements, and/or derivatives thereof and thereto, shall be owned by Licensor and/or its designee/s and/or third-party licensors. The Licensee undertakes not to represent in any manner that it possesses any ownership interest in the said IP nor shall any action taken by the Licensee or on the Licensee’s behalf create in the Licensee’s favor any right, title or interest in and to the aforesaid IP, other than in respect of the License granted under Section 2 above.

7.2

All rights, title and interest in and to the Licensee IP shall be owned by the Licensee and/or its designee/s and/or its third party licensors. Licensor undertakes not to represent in any manner that it possesses any ownership interest in the said IP nor shall any action taken by the Licensor or on the Licensor’s behalf create in the Licensor’s favor any right, title or interest in and to the aforesaid IP except the right to received payments due under Section 4 of this Agreement.

7.3

Restriction on Transfer. During the term of this Agreement, the Licensee shall not be entitled to license and/or sell and/or transfer and/or convey and/or create any encumbrance, lien, mortgage, pledge or any other rights in or over the Licensed IP or any part thereof to any third party in any way whatsoever whether for consideration or otherwise.

8.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

8.1

Each Party represents to the other that (i) it has all the corporate powers required to enter into this Agreement, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation of such Party and is enforceable against it in accordance with its terms and (iv) entering into this Agreement and the performance of its obligations in accordance with its terms will not cause such Party to breach any obligation it has towards any third party. Except as otherwise expressly provided in this Agreement, no Party makes any warranty, express or implied, with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement, including inter alia the Licensed IP, and hereby disclaims warranties of merchantability, fitness for a particular purpose with respect to any and all of the foregoing.

8.2

DISCLAIMER. TO THE MAXIMUM EXTENT PERMITTED BY THE APPLICABLE LAW, OTHER THAN THE WARRANTIES SET FORTH EXPLICITLY HEREIN, IN PARTICULAR IN THIS SECTION 8 AND SECTION 10 BELOW, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND. IN PARTICULAR, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON INFRINGEMENT.

Page 11

9.	CONFIDENTIAL INFORMATION

9.1	Concurrently with the signature hereof, the Parties shall execute a non-disclosure agreement (“NDA”) in the form attached hereto as Schedule 9.1.

10.	LIABILITY, INDEMNITY AND INSURANCE

10.1	Nothing in this Agreement shall impose upon Licensor liability for any Licensed Products Commercialized by any Licensee Party.

10.2

The Licensee hereby declares that it assumes any and all liabilities and responsibilities, under any applicable laws, for any Licensed Products Commercialized by or on behalf of the Licensee. Without derogating from the generality of the aforesaid, the Licensee shall be responsible to obtain, at its own risk and expense, any and all licenses and/or official authorizations, including without limitation with respect to standards and/or quality, required with respect to the development and Commercialization of the Licensed Products in accordance with any applicable laws, rules and regulations.

10.3

All warranties in connection with the Licensed Products, if made, shall be made by the Licensee as manufacturer and seller or service provider, and shall not directly or by implication obligate Licensor or any of Licensor’s officers, directors, agents, employees, shareholders, successors or assignees (collectively with Licensor, the “Licensor Indemnitees”).

10.4

No Licensor Indemnitee shall be liable for any claim, demand, liability, cost, loss, damage or expense (including legal costs and attorneys’ fees) of whatever kind or nature (collectively, “Liabilities”) caused to or suffered by any Person (including any Licensee Party) that directly or indirectly arise out of or result from or are encountered in connection with the exercise of the License and/or the Commercialization of any Licensed IP, including directly or indirectly arising out of or resulting from or encountered in connection with the development or Commercialization of any of the Licensed Products and/or Licensed IP by any Licensee Party, or any Person acting in the name of or on behalf of any Licensee Party, or acquiring, directly or indirectly, any of the Licensed Products from any Licensee Party.

10.5

In the event that any Licensor Indemnitee should incur or suffer any Liabilities in a court of final, non-appealable judgment or settlement that directly arise out of or are encountered as described in Section 10.4 above, or shall be obliged to pay to any Person any amount whatsoever in connection with any Liabilities as aforesaid in Section 10.4 above, then the Licensee shall defend, indemnify and hold harmless such Licensor Indemnitee from and against any and all such Liabilities. The indemnification obligations of the Licensee are conditioned (except as stated otherwise) upon: (a) prompt notice by a Licensor Indemnitee to the Licensee of the cause of action for any claim, provided that failure to notify the Licensee as aforementioned shall not relieve the Licensee from any liability hereunder (i) if the Licensee had actual notice of such action or proceeding, or (ii) unless and only to the extent of any forfeiture by the Licensee of substantial rights and defenses resulting therefrom, and will not in any event relieve the Licensee from any obligation or liability that the Licensee may have to any Licensor Indemnitee otherwise than on account of the indemnity obligation hereunder; (b) the Licensee shall be granted with sole control of the defense of the claim and the settlement thereof, provided that no settlement shall be made without the prior written consent of the Licensor Indemnitee which consent shall not be unreasonably withheld and provided that the Licensee diligently pursues the defense of such claim; and (c) the Licensor Indemnitee provides reasonable assistance and cooperation as requested by the Licensee and at the Licensee's expense.

Page 12

10.6

Without limiting the generality of the foregoing, the Licensee’s indemnification as aforesaid shall include product liability claims and demands for Liabilities attributable to death, personal injury or property damage.

10.7

The Licensee shall at its own expense obtain commercial insurance, commensurate with such level of risk as should reasonably be anticipated in the present and the foreseeable future, to insure against those Liabilities described above during the period immediately beginning prior to any Commercialization and continuing during the entire period that the License is in force, plus any additional period thereafter during which any Licensed Product continues to be Commercialized by any Licensee Party. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Licensed Products, and shall be subscribed for from a reputable insurance company. The Licensor shall be included as additional insured under such insurance, and the beneficiaries thereof shall include also the respective employees, officers and directors of the Licensor. Said insurance policy shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least thirty (30) days in advance of the expiry or cancellation of the policy or policies. The Licensee hereby undertakes to comply with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the foregoing, to pay in full all premiums and other payments for which it is liable pursuant to such policy or policies. Upon request, the Licensee shall submit to the Licensor a certificate of insurance evidencing the aforesaid within thirty (30) days of the date of issue of each such policy.

10.8

LIMITATION OF LIABILITY. WITH THE EXCEPTION OF ANY BREACH OF SECTIONS 9 AND/OR 10 HERETO, NEITHER PARTY SHALL BE LIABLE (WHETHER UNDER CONTRACT, OR TORT (INCLUDING NEGLIGENCE) FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OR DAMAGE TO BUSINESS EARNINGS, LOST PROFITS OR GOODWILL AND LOST OR DAMAGED DATA OR DOCUMENTATION, SUFFERED BY ANY PERSON, ARISING FROM AND/OR RELATED WITH THIS AGREEMENT, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY'S AGREGATE LIABILITY UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT EQUAL TO $250,000.

11.	TERM AND TERMINATION

11.1

The term of this Agreement shall commence on the Effective Date and, unless terminated under this Section 11, shall continue in full force and effect on a country-by-country basis until the later of the following: (a) the date of expiration of both the last of the Licensed Patents and the last of the New Patents in the relevant country; or (b) 15 (fifteen) years from the date of the First Commercial Sale in such country (the “Term”).

11.2

Each Party shall be entitled to terminate this Agreement (without prejudice to other rights and remedies to which it may be entitled pursuant to this Agreement and/or applicable law) by giving notice in writing to the other Party in any of the following events:

11.2.1	Such other Party passed a resolution for voluntary winding up or a winding up application is made against it and not dismissed within sixty (60) days thereafter;

11.2.2	A receiver or liquidator is appointed for such other Party;

11.2.3

Such other Party is declared bankrupt or a receiver or an interim receiver of a material part of its assets is appointed, and the petition in bankruptcy is consented to, acquiesced in or remains undismissed for, or such appointment is not removed within a period of, sixty (60) days.

Page 13

11.3	Each Party undertakes to notify the other Party of any event detailed in Section 11.2 above within 2 (two) business days of its occurrence.

11.4

Either Party shall be entitled to terminate this Agreement (without prejudice to other rights and remedies to which it may be entitled pursuant to this Agreement and/or applicable law) by giving notice in writing to the other Party, if the other Party has committed any breach of this Agreement that is not cured (if capable of being cured) within a sixty (60) days period after receipt of written notice thereof from the terminating Party. In the event of a material breach incurable in nature, termination shall become effective upon such written notice, and the aforesaid 60-day period shall not apply and this Agreement shall immediately revert back to Licensor.

11.5

Upon the expiration or termination of this Agreement, howsoever arising (without prejudice to any additional rights or remedies available to either Party pursuant to this Agreement and/or under applicable law):

11.5.1

Each Party shall, within thirty (30) days of the effective date of expiration or termination, return to the other Party, or otherwise dispose of as the other Party may instruct, copies of all confidential information disclosed to it, including, inter alia, documentation, technical pamphlets, photographs, specifications and other materials, documents and papers whatsoever, relating to the Licensed IP and/or to the business of the other Party (either directly or indirectly, through its Affiliates or sublicensees) and/or anyone on its behalf may have in their possession or under their control.

11.5.2

All rights in and to the Licensed IP shall automatically revert to the Licensor, and the Licensee shall thereafter be prohibited from directly making any use of the Licensed IP and/or manufacturing, marketing, selling or distributing the Licensed Products.

11.5.3

Upon the termination of this Agreement the Licensor will have the option to purchase any or all of the equipment belonging to the Licensee in connection with this Agreement at either book value or for equity ownership in the Licensee, as shall be agreed upon in good faith by the Parties.

11.6

Expiration or termination of this Agreement shall neither: (a) relieve the Parties of obligations accrued prior to such expiration or termination; nor (b) relieve the Licensee of its obligation to report and pay any royalties and/or other payments due to the Licensor prior to the termination of this Agreement, notwithstanding that the relevant payment date of such royalties and/or other payments may occur after the expiration or the termination of this Agreement.

11.7	The Parties’ respective rights under Sections 4, 5 (up to 180 days following termination of this Agreement), 7, 9, and 10-14 (inclusive) shall survive any expiration or termination of this Agreement.

Page 14

12.	ASSIGNMENT

12.1	None of the Parties may assign this Agreement or its respective rights, duties and obligations hereunder nor any part thereof to any Third Party without the prior written consent of the other Parties.

12.2	Any purported assignment in contravention of the provisions of this Section 12 above shall be null and void, ab initio, and shall constitute a material breach of this Agreement.

13.	GOVERNING LAW, MEDIATION AND ARBITRATION

13.1	This Agreement, its interpretation, validity and breach shall be governed exclusively by the laws of the State of Israel without regard to its conflict of laws rules.

13.2

Any disputes or controversy or claim arising under, out of or in connection with this Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort and unjust enrichment claims, shall be exclusively submitted to, and finally settled by the courts of the City of Tel Aviv, Israel. Notwithstanding the aforesaid, either Party shall be entitled to resort to courts of competent jurisdiction to apply for an injunction, or any equivalent remedy, in order to restrain the breach of any restrictive covenants pursuant to this Agreement.

14.	MISCELLANEOUS

14.1

If any provision contained in this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision will, nevertheless, be binding and enforceable, and the Parties hereby agree to substitute for the invalid provision a valid provision which most closely approximates the intent and the economic effect of the invalid provision.

14.2

The Parties undertake, during the term of this Agreement, to comply with all applicable laws, regulatory requirements and codes of practice in carrying out their respective obligations under this Agreement and in all matters relating hereto.

14.3	The failure or delay of a Party to the Agreement to claim the performance of an obligation of the other Party shall not be deemed a waiver of the performance of such obligation.

14.4	No amendment or alteration of the Agreement shall be valid unless agreed in advance in writing by all Parties hereto.

14.5

Notices to be given by one Party to another shall be deemed properly given if reduced to writing and transmitted to the Party’s address appearing in the first page of this Agreement, by regular mail, certified registered mail - all to be effective 5 (five) days after their sending date, or by facsimile or electronic mail with confirmation receipt - to be effective at the first business day following the date of transmission, or by messenger with confirmation receipt - to be effective at the date of the confirmation receipt. The addresses of the Parties, listed in page 1 (one) of this Agreement, shall be subject to any change of such address notified in writing by one Party to the other, according to the procedure stipulated in this Section 14.5.

 [Remainder of page deliberately left blank]

Page 15

IN WITNESS THE HANDS OF THE PARTIES

Advance Graphene Ltd.		Graphene Materials ltd.

By:	Mark Radom	By:	Jakob Zecharia
Title:	Director	Title:	Director
Date:	____________________	Date:	__________________

Page 16

Schedule 1.5.5; Licensee Development Plan

[Attached]

Schedule 9.1; NDA

[Attached]